OFFERING MEMORANDUM DATED MAY 30, 2024

Aptera Motors Corp.

5818 El Camino Real

Carlsbad, CA 92008

858-371-3151

Aptera.us

Up to $5,000,000 of Class B Common Stock

Minimum Investment Amount: $1,000

Aptera Motors Corp. (“Aptera,” the “Company,” “we,” “our,” “us” and other similar terms) is offering up to $5,000,000 worth of Class B Common Stock. The minimum target amount under this Regulation CF offering is $25,000 (the “Target Amount”). The company must reach its Target Amount of $25,000 by June 30, 2024, the end date of the offering. Unless the company raises at least the Target Amount of $25,000 under the Regulation CF offering by June 30, 2024, no securities will be sold in this offering, investment commitments will be cancelled, and committed funds will be returned.

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

This disclosure document contains forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this disclosure document and the company offering materials, the words “estimate”, “project”, “believe”, “anticipate”, “intend”, “expect”, and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s action results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements to reflect events or circumstances after such state or to reflect the occurrence of unanticipated events.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012, including electing to delay compliance with certain new and revised accounting standards under the Sarbanes-Oxley Act of 2002.

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OFFERING TERMS AND PERKS

Offering Terms

Type of Security Offered: Class B Common Stock (Non-Voting)

Offering Minimum: $25,000

Offering Maximum: $5,000,000

Purchase Price per Share: $10.50

Minimum Amount per Investor: $1,000

Concurrent Offering: The company is currently has an open offering under Rule 506(c) of Regulation D

Perks

The company is offering perks at no additional cost to the investors based on the amount invested. Investors will receive the perks listed for each investment tier as well as all perks for the lower investment tiers:

Investors who invest at least $1,000 will receive a $100 coupon* toward the purchase price of a vehicle. This coupon can be used for the pre-order reservation fee.

Investors who invest at least $2,000 will receive a $1,000 coupon* toward the purchase price of a vehicle.

Investors who invest at least $10,000 will receive the following:

●	5% discount on a future vehicle (the “5% discount”).**

Investors who invest $25,000 will receive the following:

●	Tour of Aptera headquarters in Carlsbad, California

●	Test ride in one of our development vehicles

Investors who invest at least $27,000 will receive the following:

● The opportunity to purchase the first Aptera units that the Company delivers to the United Arab Emirates with unique vehicle identifiers for the region. ***

Investors who invest $100,000 will have lunch with our founders, Chris Anthony and Steve Fambro.

* The maximum an investor can use in coupons on a single vehicle is $1,100 (the coupons for the first two levels). The coupons cannot be transferred, redeemed or assigned. The coupon can be used with the 5% discount, and will be applied prior to calculating the discount. The $1,000 coupon will only be applicable to those that invest or that sign a subscription agreement on or after December 1, 2023. The coupon is limited to one coupon per investor, not one per investment.

** Up to $2,500 value.

*** The vehicle is not yet in production. The company has created a priority delivery waitlist of the first 53 vehicles that will be delivered to the United Arab Emirates, for investors who invest at least $27,000 in the company on or after April 19, 2024. Placement on the waitlist is determined based on investment amount and is limited to 53 participants. This is a separate perk from the priority delivery waitlist for the first 2,000 Launch Edition vehicles that are to be delivered in California, for which the waitlist is now full. This perk is specifically intended for investors that will take delivery of their vehicle in the United Arab Emirates.

Securities sold pursuant to Regulation D

In addition to the perks described above investors in our Regulation D offering are entitled to up to 10% Bonus Shares. See “Dilution” and “Risk Factors”.

TAX CONSEQUENCES FOR RECIPIENTS (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO REWARDS AND BONUS ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

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THE COMPANY AND ITS BUSINESS

Aptera Motors Corp. was formed on March 4, 2019 under the laws of the state of Delaware, and is headquartered in Carlsbad, California. Our principal business is the development, production, and distribution of energy efficient solar-powered, battery-electric vehicles. Our mission is to create the most efficient transportation on the planet, where every journey is powered by the sun. We have designed the Aptera vehicle to provide up to an estimated 40 miles per day and 11,000 miles per year of solar powered driving by collecting energy from the sun and storing it in our proprietary battery pack. Each vehicle is designed to have over three square meters of embedded solar panels. In addition, we have designed the Aptera vehicle to charge from either a standard home electrical outlet or by using the North American Charging Standard “NACS” connector. We have designed a Launch Edition Aptera with a projected range of up to 400 miles and have future models planned with larger battery packs that should provide up to 1000 miles of driving on a single charge. Kelley Blue Book reports that the average U.S. driver travels 37 miles daily, with Aptera’s solar charging capability, we expect that many Aptera owners may never need to plug in to charge their vehicle for daily driving.

Since its inception in 2019, the Company has reached numerous key milestones:

●	Substantially complete production-intent vehicle design;
●	Established a network of suppliers for capital equipment and bill of materials;
●	Built five drivable prototypes;
●	Conducted validation and durability testing on production parts to confirm the reliability of our design;
●	Implemented Enterprise Resource Planning and Manufacturing Execution Systems to prepare for rapid scaling of the business;
●	Created a robust intellectual property portfolio;
●	Amassed over 45,000 vehicle reservations; and
●	Raised over $120 million in funding.

Our Advantages

Vehicle manufacturers that have long histories, highly developed platforms and long-standing processes tend to build upon their existing infrastructure. As a relatively new company without these constraints, we have been able to take a new approach to developing a solar powered vehicle that is based on first-principles engineering, by focusing on weight, aerodynamics, and overall efficiency. The result is a vehicle that achieves meaningful solar powered range, in excess of the average U.S. commute, and that is highly differentiated in functionality, purpose and style. We believe that our vehicle appeals to consumers that are focused on new technologies that aim to maximize positive environmental impacts and provide for unmatched convenience and total costs of ownership.

At Aptera, our vision is to create a new way to move through the world as we aim to modernize vehicle design and manufacturing. We believe the most common method for manufacturing vehicles, the steel stamping of thousands of parts, makes the manufacturing process expensive and inefficient. We believe we have developed superior methods of manufacturing and assembling our vehicles using a small number of strong but lightweight composite structures and “off-the-shelf” parts from established suppliers. We expect to be able to scale production and launch new models in the future.

We expect that these processes will lead to lower manufacturing costs, resulting from:

●	Cost efficient and simple tooling;
●	Fewer robots and people involved in the manufacturing process;
●	No welding; and
●	Eliminating approximately 95% of the painting process of a typical 2-5 passenger vehicle.

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We also expect to be able to rapidly and inexpensively scale our assembly process through our:

●	reduced vehicle weight and part count, this allows for humans to easily position parts, thereby improving the ease and costs to assemble our vehicle; and
●	use of modularized building processes, automated guided vehicles, and parts that are easily positioned, which we estimate will require substantially less labor and space than traditional steel vehicle manufacturing.

Furthermore, solar power will be an integral part of our platform. Our unique solar panels are designed with the aim of maximizing the energy each vehicle will capture from the sun. Our design gives fully equipped vehicles approximately 700 watts of solar cells that capture energy whether the vehicle is being driven or parked. With minimal energy loss, our automotive-grade solar technology represents a way for electric vehicles (“EVs”) to minimize their reliance on the grid for charging.

Our curved, automotive-grade solar panel applications are unique and hold the potential for application beyond passenger cars, where highly durable, light-weight solar charging is beneficial.

Product

We have designed our Launch Edition Aptera to have the following technical specifications:

●	400-mile range
●	0-60 mph in 4 seconds
●	Approximately 700 watts of solar cells
●	Level 3 charging
●	Seats for two passengers
●	32.5 cubic feet of rear storage

Distribution Plan

Our strategy leverages lessons from other EV makers:

●	Direct-to-consumer sales;
●	Online promotion, test-drive scheduling and events in key markets;
●	Regional pre-delivery warehousing in leased facility that require minimal capital expenditures;
●	Southern California rollout initially with major metropolitan areas to follow; and
●	Mobile service house calls.

Our Market

We believe the EV market is poised for remarkable growth, driven by innovation and sustainability. According to an electric vehicle market data report in Statista, the U.S. EV market is projected to achieve a revenue of $82.8 billion by 2024. With a compound annual growth rate of 18.2% from 2024 to 2028, this trajectory is expected to propel the market to $161.8 billion in revenue by 2028.

Kelley Blue Book data showed that in 2023, nearly 1.2 million U.S. vehicle buyers transitioned to electric, marking a record year for EV sales. The fourth quarter of 2023 witnessed a historic 52% increase in sales of EV’s compared to the same period in 2022. By the end of 2023, global EV sales topped 14 million units, a 35% year-on-year increase.

BloombergNEF forecasts predict the EV market to grow to $8.8 trillion by 2030 and $56.7 trillion by 2050 — illustrating the scale of opportunities on the horizon. We believe that this increase is attributable to the market’s growth and demand, environmental impact of gas-powered vehicles, and the upsurge in gas prices.

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We believe the most successful entities in the U.S. EV market are those that have developed vehicles from the ground up, as opposed to modifying existing vehicle models. We differentiate our product by advancing this methodology, conducting a thorough reexamination of vehicle design to optimize solar energy utilization. This strategic initiative positions our vehicles to address a wider spectrum of the EV market, as they are not contingent on costly charging infrastructure.

Suppliers

We have developed relationships with suppliers that we believe are key relationships:

●	Chery New Energy Automobile Co. Ltd. (“Chery”)

●	A technical services agreement to assist us with feasibility studies and technical services related to certain vehicle components.

●	An agreement to license certain technology to be used in our vehicles.

●	Elaphe Propulsion Technologies Ltd.

●	An agreement under which we are licensing certain proprietary technology and information relating to the design and production of electric in-wheel motors and related products and technology. The agreement only goes into effect when we purchase 20,000 motors.

In addition, we have entered into non-binding agreements with Yazaki, an engineering service supplier and line prototype and production part supplier, C.P.C. Group, a specialized composite manufacturer, and CTNS, a battery production line supplier. Until these agreements become binding, the terms may be amended at any time by either party.

Environmental Impact

When produced at scale, we believe our vehicle will have significant positive environmental impacts. With the efficiency that we have designed into our vehicle, if one out of every 20 internal combustion engine (“ICE”) vehicles on the road today were replaced with an Aptera vehicle, Americans would save 18 million gallons of gasoline every day or six billion gallons per year (assuming 20mpg ICE vehicle).

Competition

We compete primarily with vehicle manufacturers in the automotive and motorcycle segments. However, vehicle manufacturers of all types are increasingly devoting more resources to developing hybrid and EVs and some manufacturers are also beginning to include solar components, which could compete directly with us.

Legal and Regulatory Environment

Various aspects of our business and service areas are subject to U.S. federal, state, and local regulation, as well as regulation outside the United States. We are not aware of any pending or threatened legal actions that we believe would have a material impact on our business.

Employees/Consultants

We have 29 full-time employees. We currently have an employee stock option plan but no pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future. Our employees are not represented by a labor union and we consider our relationship with them to be satisfactory.

We engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Intellectual Property

We have been granted four patents, two design patents and two utility patents. We have 30 patents pending, and our patenting process is ongoing. Pending patent applications include nine design and 21 non-provisional patent applications. These patents cover our electrical CAN/LIN Bus system, aerodynamic shape, solar integration, suspension, battery, HVAC, body, thermal management and manufacturing techniques. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect intellectual property rights to our vehicle cooling method, process technologies and vehicle designs. We typically enter into confidentiality or license agreements with employees, consultants, consumers and vendors to control access to and distribution of technology, software, documentation and other information. Policing unauthorized use of this technology is difficult, and the steps taken may not prevent misappropriation of the technology. In addition, effective protection may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

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Registered Patents

JURISDICTION	TITLE	STATUS	APP. NO.	APP. DATE	PAT. NO.	PATENT DATE
US	Three-Wheeled Vehicle	Patented	29702899	8/22/2019	D0912586S	3/9/2021
US	Solar Panel Layout on A Vehicle	Patented	29707452	9/27/2019	D0939430S	12/28/2021
US	Plant Providing Continuous Process for Making Laminated Solar Panels	Patented	18168274	2/13/2023	11876145	1/16/2024
US	Aerodynamic Heat Exchanger for A Vehicle	Patented	17930473	9/8/2022	11752830	9/12/2023

Pending Patents

JURISDICTION	TITLE	STATUS	APP. NO.	APP. DATE
US	Battery Module Interconnect	Pending	29837641	5/6/2022
US	Battery Module End Connector	Pending	29837669	5/6/2022
US	Battery Cell Interconnect	Pending	29837671	5/6/2022
PCT	High Power Density Battery Pack with Solar Charging Capability	Pending	PCT/US2023/078571	11/2/2023
US	High Power Density Battery Pack with Solar Charging Capability	Pending	18501001	11/2/2023
US	Vehicle Pedal (Brake)	Pending	29867034	10/6/2022
US	Vehicle Pedal (Accelerator)	Pending	29867037	10/6/2022
US	Aerodynamic Heat Exchanger for A Vehicle	Pending	18448567	8/11/2023
US	Rear Suspension for Vehicle Having Improved Swing Arm	Pending	17901374	9/22/2022
PCT	Supplemental Aerodynamic Heat Exchanger for A Vehicle	Pending	PCT/US2023/074009	9/12/2023
US	Supplemental Aerodynamic Heat Exchanger for A Vehicle	Pending	17931239	9/12/2022
US	HVAC System Architecture for Aerodynamic Electric Vehicle	Pending	18051859	11/1/2022
US	Multi-Directional Vent for Vehicle HVAC System	Pending	18453958	8/22/2023
US	Low Latency Systems and Methods for Vehicle Communications Network Architecture Using Point of Use Controller	Pending	17733454	4/29/2022
US	Strain-Relieving Solar Cell Interconnect	Pending	29834349	4/11/2022
US	Strain-Relieving Solar Cell Interconnect (2 Cells)	Pending	29835150	4/15/2022
US	Strain-Relieving Solar Cell Interconnect (Z-Style)	Pending	29835153	4/15/2022
US	Strain-Relieving Solar Cell Termination Interconnect	Pending	29838243	5/11/2022
PCT	Process For Making Curved Laminated Solar Panel Having Decorative Appearance Using Distortion Printing and Panel Production	Pending	PCT/US2023/066463	5/1/2023
PCT	Process For Making Curved Laminated Solar Panel Having Decorative Appearance Using Distortion Printing and Panel-Thereby	Pending	PCT/US2023/063600	3/2/2023
US	Damper System and Junction Box for Laminated Solar Panel and Method Of Manufacture	Pending	18361904	7/30/2023
US	Pick Flat Place Curved Assembly System	Pending	18499696	11/1/2023
PCT	Plant Providing Continuous Process for Making Laminated Solar Panels	Pending	PCT/US2023/062513	2/13/2023
PCT	Laminator Apparatus and Method of Making Curved Laminated Solar Panel	Pending	PCT/US2023/064679	3/18/2023
PCT	Curved Laminated Solar Panel and Method of Manufacturing Thereof	Pending	PCT/US2023/062675	2/15/2023
US	Curved Laminated Solar Panel and Method of Manufacturing Thereof	Pending	18169576	2/15/2023
US	Adhesively Bonded, Decorative Solar Panel and Method of Manufacture Thereof	Pending	17829124	5/31/2022
US	Thermoformed Decorative Solar Panel and Method of Manufacture Thereof	Pending	18/342,228	6/27/2023
US	Light Emitting Curved Laminated Solar Panel and Method of Manufacturing Thereof	Pending	18357128	7/23/2023
US	Cooling Tubes, Systems and Methods	Pending	US17/454,105	11/9/2021

THE COMPANY’S PROPERTY

The Company leases a 77,000 square foot facility in Carlsbad, California. The property is intended for production of solar panels, battery packs and final vehicle assembly.

Due Diligence

Due diligence by CrowdCheck, Inc.

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RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

These are the risks that relate to the company:

Risks Related to our Business and Industry

We have a limited operating history upon which you can evaluate our performance, and have not yet generated any profits. Accordingly, our prospects must be considered in light of the risks that any new company encounters.

The company was incorporated under the laws of the State of Delaware on March 4, 2019, and has not yet generated profits. Further, the only revenue generated by the company relates to revenue generated by a previously owned subsidiary, Andromeda Interfaces, Inc. and not from the sale of our vehicles. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and platform. We anticipate that our operating expenses will increase in the near future, and there is no assurance that we will generate significant revenue or become profitable in the near future. You should consider our business, operations and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

Our auditor has issued a “going concern” opinion.

The company lacks significant working capital and has only recently commenced operations. We will incur significant additional costs before significant revenue is achieved. These matters raise substantial doubt about the company’s ability to continue as a going concern and our existing cash resources are not sufficient to meet our anticipated needs over the next 12 months from the date hereof. During the next 12 months, the company intends to fund its operations with funds received from our Regulation A offering and our proposed future campaign, and additional debt and/or equity financing as determined to be necessary. There are no assurances that management will be able to raise capital on terms acceptable to the company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

The company plans to raise significantly more capital and future fundraising rounds, including offering equity at a significant discount to the price offered in this offering, which could result in dilution to investors in this offering.

Aptera will need to raise additional funds to finance its operations or fund its business plan. Even if the company manages to raise subsequent financing or borrowing rounds, the terms of those borrowing rounds might be more favorable to new investors or creditors than to existing investors such as you. New equity investors or lenders could have greater rights to the company’s financial resources (such as liens over its assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically. Specifically, the company is offering bonus shares (effectively a discount) to investors in a concurrent offering pursuant to Regulation D. Investors who receive the highest amount of bonus shares in our Regulation D offering would pay an effective price of $9.55 per share, which is lower than the price per share in this offering. Consequently, the value of shares of investors who invest in this offering will be immediately diluted by investments made by investors in our Regulation D offering who are entitled to bonus shares, who will pay less for their stake in the company. See “Dilution” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations– Plan of Operation” for more information.

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We anticipate that we will initially depend on revenue generated from a single model and in the foreseeable future will be significantly dependent on a limited number of models.

Similar to other automotive startups, we anticipate that revenue will initially be generated from a single vehicle model and in the foreseeable future will be significantly dependent on a single or limited number of models. We expect to rely on sales from our vehicles, among other sources of financing, for the capital that will be required to develop and commercialize subsequent models. To the extent that production is delayed or reduced, or is not well-received by the market for any reason, our revenue and cash flow would be adversely affected, we may need to seek additional financing earlier than we expect, and such financing may not be available to us on commercially reasonable terms, or at all.

We are dependent on our suppliers, the majority of which are single-source suppliers, and the inability of these suppliers to deliver necessary components of our products according to our schedule and at prices, quality levels and volumes acceptable to us, or our inability to efficiently manage these components or to implement or maintain effective inventory management and other systems, processes and personnel to support ongoing and increased production, could have a material adverse effect on our results of operations and financial condition.

We rely and intend to rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles. While we plan to obtain components from multiple sources whenever possible, many of the components used in our vehicles will be custom and purchased by us from a single source. Our limited, and in some cases single-source, supply chain exposes us to multiple potential sources of delivery failure or component shortages for our production. Our third-party suppliers may not be able to meet our required product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications or provide necessary warranties for their products that are necessary for use in our vehicles. Further we are still in the process of negotiating with many of our suppliers, and we have not formalized many of those relationships with binding agreements. Our ability to negotiate these contracts or termination of such relationships could have detrimental effects on our business and slow down our production schedule.

We have been affected by ongoing, industry-wide challenges in logistics and supply chains, such as increased supplier lead times and ongoing constraints of semiconductor supply. We expect that these industry-wide trends may continue to affect the ability of us and our suppliers to obtain parts, components and manufacturing equipment on a timely basis for the foreseeable future, and may result in increased costs. Changes in our supply chain or production needs in order to meet our quality targets and development timelines as well as due to design changes have resulted in cost increases from our suppliers.

Any significant increases in our production may in the future require us to procure additional components in a short amount of time and our suppliers may not ultimately be able to sustainably and timely meet our cost, quality and volume needs, requiring us to replace them with other sources. In many cases, our suppliers provide us with custom-designed parts that would require significant lead time to obtain from alternative suppliers, or may not be available from alternative suppliers at all. If we are unable to obtain suitable components and materials used in our vehicles from our suppliers or if our suppliers decide to create or supply a competing product, our business could be adversely affected. Further, if we are unsuccessful in our efforts to control and reduce supplier costs, our results of operations will suffer. Alternatively, if our production decreases significantly below our projections for any reason, we may not meet all of our purchase commitments with suppliers with whom we have non-cancelable long-term purchase commitments. If we are unable to fully utilize our purchase commitments, there could be a material adverse effect on our results of operations.

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Furthermore, as the scale of our vehicle production increases, we will need to accurately forecast, purchase, warehouse and transport components to our manufacturing facilities and servicing locations and at much higher volumes. In addition, we have not yet begun mass production and servicing vehicles. Accordingly, our ability to scale production and initiate vehicle servicing and mitigate risks associated with these activities has not been thoroughly tested. If we experience logistics challenges, are unable to accurately match the timing and quantities of component purchases to our actual needs, successfully recruit and retain personnel with relevant experience, timely comply with applicable regulations, or successfully implement automation, inventory management and other systems or processes to accommodate the increased complexity in our supply chain and manufacturing operations, it could impair our ability to produce our vehicles on our anticipate timeframe (or at all), which would have a material adverse effect on our results of operations and financial condition.

We have limited experience in high volume manufacture of our vehicles.

Given the limited experience, we cannot provide assurance in our capability to develop and implement efficient, automated, low-cost logistics and production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully mass market our vehicles. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our commercialization schedules, or to store and deliver parts in sufficient quantities to the manufacturing lines in a manner that enables us to maintain our production ramp curve and rates, or to satisfy the requirements of customers and potential customers. Any failure to develop and implement such logistics, production, quality control, and inventory management processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges have and may continue to arise as we ramp production of Aptera, and it will be important that we address them promptly while continuing to control our logistics and manufacturing costs. If we are not successful in doing so, or if we experience issues with our logistics and manufacturing process improvements, we could face further delays in establishing and/or sustaining our production ramps or be unable to meet our related cost and profitability targets.

If our vehicles fail to perform as expected, our ability to develop, market and sell or lease our products could be harmed.

Our vehicles or the components installed therein may contain defects in design and manufacture that may cause them not to perform as expected or that may require repairs, recalls, and design changes, any of which would require significant financial and other resources to successfully navigate and resolve. Our vehicles will use a substantial amount of software code to operate, and software products are inherently complex and may contain defects and errors when first introduced. If our vehicles contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of our vehicles such as bi-directional charging or ADAS features take longer than expected to become available, are legally restricted or become subject to additional regulation, our ability to develop, market and sell our products and services could be harmed. Although we will attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts could significantly distract management’s attention from other important business objectives, may not be timely, may hamper production or may not be to the satisfaction of our customers. Further, our limited operating history and limited field data reduce our ability to evaluate and predict the long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that we will be able to detect and fix all defects in our products prior to their sale or lease to customers.

Any defects, delays or legal restrictions on vehicle features, or other failure of our vehicles to perform as expected, could harm our reputation and result in delivery delays, product recalls, product liability claims, breach of warranty claims and significant warranty and other expenses, and could have a material adverse impact on our business, results of operations, prospects and financial condition. Any such defects or noncompliance with legal requirements could also result in safety recalls. As a new entrant to the industry attempting to build customer relationships and earn trust, these effects could be significantly detrimental to us. Additionally, problems and defects experienced by other electric consumer vehicles could by association have a negative impact on perception and customer demand for our vehicles.

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In addition, even if our vehicles function as designed, we expect that the battery efficiency, and hence the range, of our electric vehicles, like other electric vehicles that use current battery technology, will decline over time. Other factors, such as usage, time and stress patterns, may also impact the battery’s ability to hold a charge, or could require us to limit vehicles’ battery charging capacity, including via over-the-air or other software updates, for safety reasons or to protect battery capacity, which could further decrease our vehicles’ range between charges. Such decreases in or limitations of battery capacity and therefore range, whether imposed by deterioration, software limitations or otherwise, could also lead to consumer complaints or warranty claims, including claims that prior knowledge of such decreases or limitations would have affected consumers’ purchasing decisions. Further, there can be no assurance that we will be able to improve the performance of our battery packs, or increase our vehicles’ range, in the future. Any such battery deterioration or capacity limitations and related decreases in range may negatively influence potential customers’ willingness to purchase our vehicles and negatively impact our brand and reputation, which could adversely affect our business, prospects, results of operations and financial condition.

The company operates in a capital-intensive industry.

The design, manufacture, sale and servicing of vehicles is a capital-intensive business. We will need to raise additional capital. We will need to raise additional funds through the issuance of equity, equity-related, or debt securities or through obtaining credit from government or financial institutions. This capital will be necessary to fund ongoing operations, continue research, development and design efforts, establish sales centers, improve infrastructure, and make the investments in tooling and manufacturing equipment required to launch our vehicle. We cannot assure you that we will be able to raise additional funds when needed, in which case we will cease operating and you may lose your entire investment.

The terms of any loan may not be favorable to the company.

We may have to seek loans from financial institutions. Typical loan agreements might contain restrictive covenants which may impair the company’s operating flexibility. A default under any loan agreement could result in a charging order that would have a material adverse effect on the company’s business, results of operations or financial condition.

Aptera operates in a highly competitive market.

The company competes with many other automobile manufacturers that have substantially greater resources than the company. Such competition may result in the company being unable to compete effectively, recruit or retain qualified employees or obtain the capital necessary to fund the company’s operations and develop its vehicles. The company’s inability to compete with other automobile manufacturers for a share of the energy efficient vehicle market would have a material adverse effect on the company’s results of operations and business.

We face significant technological and legal barriers to entry.

We face significant barriers as we attempt to produce our vehicle. The company is in the process of designing the production vehicle, and purchasing the tools and equipment needed to convert into the production stage. We currently intend to begin production in 2025; however, there will often be significant changes required from the prototypes to a vehicle that can be mass produced. The automobile industry has traditionally been characterized by significant barriers to entry, including large capital requirements, investment costs of designing and manufacturing vehicles, long lead times to bring vehicles to market from the concept and design stage, the need for specialized design and development expertise, regulatory requirements and establishing a brand name and image and the need to establish sales and service locations. We must successfully overcome these and other manufacturing and legal barriers to be successful.

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Our success is dependent upon consumers’ willingness to adopt energy-efficient, solar-powered vehicles.

If we cannot develop sufficient market demand for energy-efficient, solar powered vehicles, we will not be successful. Factors that may influence the acceptance of three-wheeled vehicles include:

●	perceptions about battery life, range and other performance factors;

●	the availability of alternative fuel vehicles, including plug-in hybrid electric and all-electric vehicles;

●	improvements in the fuel economy of the internal combustion engine;

●	the environmental consciousness of consumers;

●	volatility in the cost of oil and gasoline; and

●	government regulations and economic incentives promoting fuel efficiency and alternate forms of transportation.

Developments and improvements in alternative technologies such as hybrid engine or full electric vehicles, or in the internal combustion engine, or continued low retail gasoline prices may materially and adversely affect the demand for our energy-efficient, solar-powered vehicles.

Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways that we do not currently anticipate. If alternative energy engines or low gasoline prices make existing vehicles less expensive to operate, we may not be able to compete with manufacturers of such vehicles.

We face several regulatory hurdles.

Our vehicles will need to comply with many governmental standards and regulations relating to vehicle safety, fuel economy, emissions control, noise control, and vehicle recycling, among others. In addition, manufacturing facilities are subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. Compliance with all of these requirements, though most are self-certified, may delay our production launch, thereby adversely affecting our business and financial condition.

Motor vehicles, like those produced by the company, are highly regulated and are subject to regulatory changes.

The company is aware that the National Highway Transportation Safety Administration is reviewing whether to adopt new safety regulations pertaining to three-wheeled motor vehicles. Currently, US motorcycle regulations apply to such vehicles. New regulations could impact the design of our vehicles and our ability to produce those vehicles, possibly negatively affecting our financial results. Additionally, state level regulations are inconsistent with regard to whether a helmet is required to operate one of our vehicles. Sales may be negatively impacted should any state alter its requirements with regard to customer use of helmets.

Demand in the vehicle industry is highly volatile.

Volatility of demand in the vehicle industry may materially and adversely affect our business prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new start-up manufacturer, we will have fewer financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand.

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We may be affected by uncertainty over government purchase incentives.

The company’s vehicle cost thesis strongly benefits from purchase incentives at the state and national government levels. The existence or lack of tax incentives will affect the adoption velocity of our products in the marketplace. An inability to take advantage of tax incentives may negatively affect our revenues.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face an inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates, which could have material adverse effect on our brand, business, prospects and operating results. Any lawsuit seeking significant monetary damages either in excess of our liability coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Limited intellectual property protection may cause us to lose our competitive advantage and adversely affect our business.

We have been granted four patents, two design patents and two utility patents. We have 30 patents pending, and our patenting process is ongoing. Pending patent applications include nine design and 21 non-provisional patent applications. These patents cover our electrical CAN/LIN Bus system, aerodynamic shape, solar integration, suspension, battery, HVAC, body, thermal management and manufacturing techniques. To date, we have relied on copyright, trademark and trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect intellectual property rights to our vehicle cooling method, process technologies and vehicle designs. We typically enter into confidentiality or license agreements with employees, consultants, consumers and vendors to control access to and distribution of technology, software, documentation and other information. Policing unauthorized use of this technology is difficult, and the steps taken may not prevent misappropriation of the technology. In addition, effective protection may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

Our failure to obtain or maintain the right to use certain intellectual property may negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain certain proprietary intellectual property used in our principal products. This may be achieved, in part, by prosecuting claims against others who we believe are infringing our rights and by defending claims of intellectual property infringement brought by others. While we are not currently engaged in any material intellectual property litigation, in the future we may commence lawsuits against others if we believe they have infringed our rights, or we may become subject to lawsuits alleging that we have infringed the intellectual property rights of others. For example, to the extent that we have previously incorporated third-party technology and/or know-how into certain products for which we do not have sufficient license rights, we could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge our subsequent sale of such products (and any progeny thereof). In addition, to the extent that we discover or have discovered third-party patents that may be applicable to products or processes in development, we may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, we cannot assure you that these precautions will allow us to successfully avoid infringement claims. Our involvement in intellectual property litigation could result in significant expense to us, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome in any such litigation, we may, among other things, be required to:

●	pay substantial damages;

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●	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

●	expend significant resources to develop or acquire non-infringing intellectual property;

●	discontinue processes incorporating infringing technology; or

●	obtain licenses to the infringing intellectual property.

We cannot assure you that we would be successful in any such development or acquisition or that any such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business, results of operations and financial condition.

The company’s insurance may not be sufficient.

There can be no assurance that its insurance is sufficient to cover the full extent of all of its losses or liabilities for which it is insured. Further, insurance policies expire annually, and the company cannot guarantee that it will be able to renew insurance policies on favorable terms, or at all. In addition, if it, or other leisure facilities, sustain significant losses or make significant insurance claims, then its ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected. If the company’s insurance coverage is not adequate, or it becomes subject to damages that cannot by law be insured against, such as punitive damages or certain intentional misconduct by their employees, this could adversely affect the company’s financial condition or results of operations.

The company is required to become a reporting company with the SEC.

The company is currently required to register its securities with the SEC under the Exchange Act and become a reporting public company. It is in the process of preparing the necessary registration forms, and obtaining financial statements audited in accordance with the Public Company Accounting Oversight Board. Becoming a reporting company will subject the company to additional initial and on-going compliance and reporting costs and administrative burdens. Additionally, the information that will be provided pursuant to registration under the Exchange Act and its ongoing disclosure requirements is more extensive than that required under Regulation A and Regulation Crowdfunding, and investors might make a different investment decision on the basis of that information than they would based on the information in this Offering Memorandum.

Our financial controls may be inadequate for a reporting public company.

The financials controls the company currently has in place were designed for a company that makes reports pursuant to Regulation A. The financials disclosure requirements of the Exchange Act place a higher burden on the company than the requirements of Regulation A. Our current financial controls may prove inadequate for a reporting public company. If we fail to adapt our financial and internal controls, or if we encounter other unexpected difficulties, our business, financial condition and operating results will suffer

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Aptera depends on a small management team and may need to hire more people to be successful.

The success of the company will greatly depend on the skills, connections and experiences of the executives, Chris Anthony and Steve Fambro. The company has not entered into employment agreements with any of the aforementioned executives. There is no guarantee that the executives will agree to terms and execute employment agreements that are favorable to the company. Should any of them discontinue working for the company, there is no assurance that the company will continue. Further, there is no assurance that the company will be able to identify, hire and retain the right people for the various key positions.

The company relies on outside parties to provide technological and manufacturing expertise.

The company has relied upon consultants, engineers and others and intends to rely on these parties for technological and manufacturing expertise. Substantial expenditures are required to develop and produce energy efficient, solar-powered automobiles. If such parties’ work is deficient or negligent or is not completed in a timely manner, it could have a material adverse effect on the company.

As a growing company, we have to develop reliable accounting resources. Failure to achieve and maintain effective internal accounting controls could prevent us from producing reliable financial reports.

Effective internal controls and accounting resources are necessary for us to provide reliable financial reports, which, as a growing company, we are still building out. Failure to achieve and maintain an effective internal accounting and control environment could cause us to face regulatory action and also cause investors to lose confidence in our reported financial information, either of which could have an adverse effect on our business and financial results.

A global economic recession, government closures of banks and liquidity concerns at other financial institutions, or other downturn may have a material adverse impact on our business, prospects, results of operations and financial condition.

A global economic recession or other downturn, whether due to inflation, global conflicts or other geopolitical events including the evolving conflict in Israel and Gaza, public health crises, interest rate increases or other policy actions by major central banks, government closures of banks and liquidity concerns at other financial institutions, or other factors, may have an adverse impact on our business, prospects, financial condition and results of operations. Adverse economic conditions as well as uncertainty about the current and future global economic conditions may cause our customers to defer purchases or cancel their reservations and orders in response to higher interest rates, availability of consumer credit, decreased cash availability, fluctuations in foreign currency exchange rates, and weakened consumer confidence. Reduced demand for our products may result in difficulty in selling our securities in our Regulation A offering, which has been our primary source of funding to date, which in turn would have a material adverse impact on our business, prospects, financial condition and results of operations. An economic downturn is likely to have a heightened adverse effect on us compared to many of our electric vehicle and traditional automotive industry competitors, to the extent that consumer demand is reduced in favor of lower-priced alternatives. In addition, any economic recession or other downturn could also cause logistical challenges and other operational risks if any of our suppliers, sub-suppliers or partners become insolvent or are otherwise unable to continue their operations, fulfill their obligations to us, or meet our future demand.

In addition, the deterioration of conditions in global credit markets may limit our ability to obtain external financing to fund our operations and capital expenditures on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure, and we might not have sufficient resources to conduct or support our business as projected, which would have a material adverse effect on our business, prospects, results of operations, and financial condition.

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We will require additional capital to support business growth, and this capital might not be available on commercially reasonable terms, or at all.

We have funded our operations since inception primarily through equity and debt financings. For example, we raised an aggregate of $104 million through our Regulation A offering from May 2021 to May 2024. In addition, we have raised funds through Regulation CF and have a concurrent Regulation D offering open. We anticipate that we will continue to need to raise additional funds through equity, equity-linked or debt financings. Our business is capital-intensive, and we expect the costs and expenses associated with our planned operations will continue to increase in the near term. We do not expect to achieve positive cash flow from operations for several years, if at all.

Our plan to continue the commercial production of our vehicles and grow our business is dependent upon the timely availability of funds and further investment in design, engineering, component procurement, testing, and the build-out of manufacturing capabilities. In addition, the fact that we have a limited operating history means that we have limited historical data on the demand for our vehicles. As a result, our future capital requirements are uncertain, and actual capital requirements may be greater than what we currently anticipate.

If we raise additional funds through further issuances of equity or equity-linked securities, our stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

We may not be able to obtain additional financing on terms favorable to us, if at all. Our ability to obtain such financing could be adversely affected by a number of factors, including general conditions in the global economy and in the global financial markets, including recent volatility and disruptions in the capital and credit markets, including as a result of inflation, government closures of banks and liquidity concerns at other financial institutions, interest rate changes, global conflicts or other geopolitical events, or investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us.

Risks Related to Our Securities

The offering price of Class B Common Stock in this Offering has been arbitrarily determined.

Our management determined the number and price of Class B Common Stock to be offered by the company in this Offering. The price of the Class B Common Stock being offered was arbitrarily determined based upon our estimates of the current market value, illiquidity, and volatility of our common stock, our current financial condition, the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and investors may risk overpaying for their investment.

We have broad discretion in the use of the net proceeds from this Offering and our use of the net proceeds may not yield a favorable financial return from purchasing our Class B Common Stock.

Our management has broad discretion in the application of the net proceeds from this Offering and may spend or invest these proceeds in ways with which you may not agree. The failure by our management to apply these funds effectively or in a manner that yields a favorable return or any return, and this could have a material adverse effect on our business, financial condition and results of operations.

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There is no current market for our Securities.

The securities being offered in this offering are subject to restrictions on resale for one year. Further, there is no formal marketplace for the resale of our Securities. The Securities may be traded over-the-counter to the extent any demand exists. These securities are illiquid and there will not be an official current price for them, as there would be if we were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since we have not yet established a trading forum for the common stock or Class B Common Stock, there will be no easy way to know what the Securities are “worth” at any time. Even if we seek a listing on the “OTCQX” or the “OTCQB” markets or another alternative trading system or “ATS,” there may not be frequent trading and therefore no market price for the Securities.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Securities, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Securities for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

Our officers control the company.

Two of our executive officers and directors are currently also our controlling shareholders. As holders of 54.09 % of the outstanding Class A Common Stock, they will continue to hold a majority of the voting power of all our equity stock and therefore control the board. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions.

Our executive officers and directors may be subject to potential conflicts of interest arising from outside business activities.

We may be subject to various potential conflicts of interest, including financial, legal or other business disputes which may harm the reputation and valuation of the Company, and in turn, the individual share value, because of the fact that some of our officers and directors may be engaged in a range of business activities. In addition, our executive officers and directors may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the company. In some cases, our executive officers and directors may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs and that could adversely affect our operations. These business interests could require significant time and attention of our executive officers and directors.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development, production, offering expenses, working capital and other general corporate purposes, which may include funding for the hiring of additional personnel. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return, any return at all for our shareholders or even the ability to return your capital.

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We do not intend to pay dividends on our Securities and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Securities.

We have never declared or paid any cash dividend on our Securities and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in the Securities will depend upon any future appreciation in their value. There is no guarantee that the Securities will appreciate in value or even maintain the price at which you purchased them or have any value at all.

The company has series of preferred stock with rights superior to those of the Common Stock offered in this Offering, including a liquidation preference.

The company has series of preferred stock that have rights superior to those of those of Common Stock. Specifically, holders of preferred stock have liquidation preferences over holders of Common Stock being offered in this offering. This liquidation preference is paid if the amount a holder of preferred stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of preferred stock had been converted to Common Stock immediately prior to the liquidation event. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of potentially up to approximately $4.7 million, the holders of those series of preferred stock could be entitled to all proceeds of cash distributions. For additional information, please refer to the section “Securities Being Offered” below.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of California and our Certificate of Incorporation has a forum selection provision that requires disputes be resolved in the Court of Chancery in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of California, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement, including those related federal securities laws. Further, our Certificate of Incorporation contains an exclusive forum provision for certain lawsuits including any derivative action brought on behalf of the company; see “Plan of Distribution and Selling Securityholders – Forum Selection Provisions.” Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that these exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context.

The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

For both instruments, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find a provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in our Regulation Crowdfunding offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in our Regulation Crowdfunding offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws.

By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel. However, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

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If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of California. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

The jury trail waiver only applies to claims against the company arising out of or related to the subscription agreement. As the provisions of the subscription agreement relate to the initial sale of the securities, subsequent transferees will not be bound by the subscription agreement and therefore to the conditions, obligations and restrictions thereunder, including the jury trial waiver.

The company’s Board of Directors may require stockholders to participate in certain future events, including our sale or the sale of a significant amount of our assets.

Our bylaws contain a drag-along provision and if enforceable, our stockholders will be subject that provision related to the sale of the company. If the Board of Directors receives and accepts a bona fide written offer to engage in a sale of the company, or agrees to a liquidation or winding down of the company, in one transaction or a series of related transactions, stockholders will be required to sell their shares at the that or otherwise participate in the transaction even if they don’t want to sell their shares at that price or participate in that transaction. For additional information, please refer to the section “Securities Being Offered – Drag-Along Rights”. Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

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DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

The Company’s officers and directors are as follows:

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Chris Anthony	Co-Chief Executive Officer and Interim Chief Financial Officer	48	March 2019 – Present	Full-time
Steve Fambro	Co-Chief Executive Officer and Secretary	56	March 2019 – Present	Full-time
Directors:
Chris Anthony	Director	48	March 2019 – Present	N/A
Steve Fambro	Director	56	March 2019 – Present	N/A

Chris Anthony, Co-Chief Executive Officer, Interim Chief Financial Officer, and Director:

Chris Anthony is our Co-CEO and Interim Chief Financial Officer. Chris was also a founder and former CEO of Flux Power, an advanced lithium-battery technology company from October 2009 – December 2019. He was also the founder and CEO of Epic boats, a technology leader in the pleasure boat market, between July 2002 and December 2018. Chris holds a BS in Finance from the Cameron School of Business at UNC.

Steve Fambro, Co-Chief Executive Officer and Director:

Steve Fambro is our Co-CEO and Secretary. Steve was a venture partner and COO of Ocean Holding, an investment and development company dedicated to advancing the use of clean, renewable energy from July 2015 to August 2017. He was also the founder of Famgro, which built an efficient pesticide and herbicide-free indoor food-production system from January 2010 to March of 2015. Steve holds a BSEE from University of Utah with an emphasis in electromagnetics and antenna design.

There are no family relationships among any of our directors, executive officer, persons nominated or chosen by the Company to become a director or executive officer or any significant employee. During the past five years, there have been no proceedings required to be disclosed pursuant to Item 10(d) of Form 1-A, to which any director, executive officer or person nominated to become a director or executive officer of the Company were a party that were material to an evaluation of the ability or integrity of any such person. There are no arrangements or understandings with another person pursuant to which any of our executive officers or directors were selected as an executive officer or director.

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OWNERSHIP AND CAPITAL STRUCTURE

Ownership

The following table sets out, as of May 24, 2024, the securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of the Company’s voting securities or having the right to acquire those securities. The table assumes that all options have vested.

Title of Class	Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)(3)(4)
Class A Common Stock	Michael Johnson Properties, Ltd.	15,249,750	27.50%
Class A Common Stock	Chris Anthony	15,000,000	27.05%
Class A Common Stock	Steve Fambro	15,000,000	27.05%
Class A Common Stock	Patrick H. Quilter Trust	5,724,000	10.32%
Class A Common Stock	All executive officers and directors as a group (2 individuals)	30,000,000	54.09%

(1)	The address for all the executive officers, directors, and beneficial owners is c/o Aptera Motors Corp., 5818 El Camino Real, Carlsbad, CA 92008.

(2)	Based on 55,460,996 shares of Class A Common Stock outstanding on May 24, 2024.

(3)	No individual owns more than 10% of the Series B Preferred Stock.

(4)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire within 60 days of May 24, 2024. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

The following table describes our capital structure as of May 24, 2024:

Class of Equity	Authorized Limit*	Issued and Outstanding	Committed, Not-issued*	Available
Class A Common Stock	190,000,000	55,460,996	0	134,539,004
Class B Common Stock	115,000,000	12,988,919	11,805,655	90,205,426
Series B-1 Preferred Stock	11,304,495	11,164,183	0	140,312
Preferred Stock	20,000,000	0	11,164,183	8,835,817

* In June 2021, the Company adopted a Stock Option and Incentive Plan known as the Company’s “2021 Stock Option and Incentive Plan” (the “Plan”). The number of shares of common stock that remain available for issuance under the Plan, was 7,653,396 as of May 24, 2023.

USE OF PROCEEDS

The company anticipates using the proceeds from this offering in the following manner:

Purpose or Use of Funds	Allocation After Offering Expenses for a $25,000 Raise	Allocation After Offering Expense for a $5,000,000 Raise
Offering Costs	$2,250	$252,000
General and Administrative	$22,750	$1,748,000
Tooling and Equipment	$0	$3,000,000

The identified uses of proceeds are subject to change at the sole direction of the officers and directors based on the business needs of the company.

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FINANCIAL DISCUSSION

Financial statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

General

We were formed as a Delaware corporation on March 4, 2019, for the purpose of engaging in the production of energy-efficient, solar powered vehicles. We first began accepting reservations for our vehicle in December 2020 and as of December 31, 2023 we had more than 45,000 reservation holders. A reservation of our vehicle requires a $100 deposit, which is fully refundable. Certain investors in our shares were not charged a deposit fee. We have not delivered any products, and to date we have not recognized any revenue from the sale of vehicles.

Operating Expenses

General, Selling and Administrative

General, selling and administrative expenses consist of administrative, compliance, legal, investor relations, financial operations, and information technology services. They include related department salaries, office expenses, meals and entertainment costs, software/applications for operational use, and other general and administrative expenses, including but not limited to technology subscriptions and travel expenses. These expenses account for a significant portion of our operating expenses. We anticipate that our general and administrative expenses will increase in the future to support our continued growth and the costs associated with increased reporting requirements.

Research and Development

We spend significant resources on engineering, tooling and design capabilities, which are classified as research and development expenses. Research and development expenses consist primarily of personnel costs, specialized out-sourced engineering services, facilities and software licenses.

Results of Operations

Comparison of the results of operations for the years ended December 31, 2023, and 2022

General, Selling and Administrative Expenses

	For the years ended December 31,
	2023	2022	Change ($)	Change (%)
Share-based compensation	22,118	7,910	14,208	180%
Other operating expenses	10,737	12,853	(2,116)	(16)%
Depreciation	153	82	71	87%
Selling, General and Administrative	33,008	20,845	12,163	58%

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General, Selling and Administrative expenses increased $12.2 million or 58%, primarily due to significantly increased stock-based compensation and incentives. We were highly focused on limiting cash operating expenses in the current period so that we could direct more capital to design, engineering, manufacturing and production. As a result, the following decreases occurred during the fiscal year:

●	A decrease in salary, wages and benefits of $1.1 million due to decreased headcount

●	A decrease of $1.4 million in facilities expense for beginning to vacate the Vista building lease (Note 6)

●	A decrease of $0.5 million in other office expenses due to decreased headcount.

These decreases were offset by an increase in stock-based compensation of $14.2 million, due to accelerated vesting of employee and contractor stock options in lieu of paying cash bonuses and fees to retain top talent. In addition, sales and marketing expenses increased $0.6 million related to marketing our vehicle for preorder reservations, investor relations and raising capital.

Excluding non-cash share-based compensation expense and depreciation, general, selling and administrative expenses decreased $2.1 million.

Research and Development Expenses

	For the years ended December 31,
	2023	2022	Change ($)	Change (%)
Share-based compensation	8,320	3,933	4,387	112%
Other operating expenses	14,834	36,528	(21,694)	(59)%
Depreciation	296	170	126	74%
Research and Development	23,450	40,631	(17,181)	(42)%

Research and Development expenses decreased $17.2 million or 42% during the fiscal year ended December 31, 2023, primarily due to tight cost control and maturity of our product design, which is now requiring less engineering and consulting resources. As a result, the following decreases occurred during the fiscal year:

●	A decrease in salary, wages and benefits of $4.4 million due to decreased headcount.

●	A decrease in outside services of $8.6 million due to a significant reduction in engineering consulting services

●	A decrease in equipment materials of $1.8 million due to controlled spending during current period.

●	A decrease of $6.7 million for other research and development expenses related primarily to reduced licensing agreements compared to the prior year.

These decreases were offset by an increase in stock-based compensation of $4.4 million, due to the acceleration of employee, management and executive stock option agreements, in lieu of paying bonuses to retain top talent.

Other Income

Other income was $2.1 million for the year ended December 31, 2023, which consisted of $1.2 million of grant funding from the California Energy Commission, $0.5 million for investment income for cash held in money market funds and a $0.4 million non-cash gain on the settlement of our Vista Building lease liability. For the corresponding period in 2022, we had other income of $0.1 million related to cashback from banks and credit cards.

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Change in Fair Value of SAFE Liability

On August 25, 2022, we converted all outstanding SAFE agreements into preferred stock. Prior to the conversion there was an adjustment of the fair value of the SAFE liability to account for the increase in the fair value of our common stock, which was used in estimating the fair value of the SAFE liabilities. This adjustment resulted in $20.4 million of non-cash expense in the year ended December 31, 2022. Like many early-stage companies, we used SAFEs as an investment vehicle for early investors.

Loss from Discontinued Operations

On April 27, 2023, we signed a settlement agreement where we agreed to assign our rights, title and interest in the capital stock of Andromeda Interfaces, Inc. (“AI”), a former acquisition, back to Andromeda in exchange for 251,087 shares of Class A common stock, which represented all of the consideration given by us in the former merger with AI, essentially unwinding the original transaction. Accordingly, we have reported the assets, liabilities and the operating results of AI in discontinued operations for all periods presented.

Net Loss

As a result of the foregoing, our net loss for the year ended December 31, 2023, was $54.6 million compared to $82.3 million for the year ended December 31, 2022.

Liquidity and Capital Resources

As of December 31, 2023, we had $37.6 million in total assets, including $17.0 million in cash and cash equivalents.

As of December 31, 2023, we had $12.9 million in total liabilities including $4.8 million in accounts payable, $0.8 million in accrued liabilities and $3.9 million in unearned reservation fees.

As of April 30, 2024, we had $35.6 million in total assets, including $16.1 million in cash and cash equivalents.

As of April 30, 2024, we had $8.8 million in total liabilities including $0.4 million in accounts payable, $0.4 million in accrued liabilities and $4.0 million in unearned reservation fees.

We have incurred net losses since our inception. Our history of recurring operating losses, and negative cash flows from operating activities give rise to substantial doubt about our ability to continue as a going concern. We have historically been able to raise proceeds from offering common stock to meet our liquidity and capital expenditure needs. We expect that our current cash and cash equivalent balances and continued offerings of our equity and/or debt securities will be adequate to meet our liquidity and capital expenditure requirements for the next 12 months, provided that we are able to raise funds through common stock offerings at historical levels. To the extent these resources are insufficient to satisfy our cash requirements, we may need to seek other forms of equity or debt financing. If such financing is not available, or if the terms of the financing are less desirable than we expect, we may be forced to decrease our level of investment in product development or significantly scale back our operations, which could have an adverse impact on our business and financial prospects.

Equity Issuances

During the year ended December 31, 2023, we issued 3,230,147 shares of Class B common stock for total proceeds of $33.9 million and 208,028 shares in exchange for services totaling $2.9 million, at a weighted average price of $10.50 per share.

Equity Exchanged for Sale of AI

During the year ended December 31, 2023, we received back the 251,087 shares of our Class A common stock at a weighted average price of $9.20 per share in exchange for the sale of AI back to its founders.

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Equity Repurchases

During the year ended December 31, 2023, we repurchased 2,727 shares of Class A Common Stock at a weighted average price of $10.50 per share for a total cost of $29 thousand.

California Energy Commission Grant

In February of 2023, we were approved for a $21.9 million grant from the California Energy Commission (the “CEC”) to add critical capacity to accelerate scaled manufacturing. The grant has limits on the use of funds and is subject to compliance requirements. The CEC grant is part of the state’s ongoing effort to promote clean energy and reduce greenhouse gas emissions. The funding will be provided through the CEC’s Clean Transportation Program, which aims to accelerate the development and deployment of advanced vehicle technologies. The grant is contingent on us achieving certain milestones, including having matching funds, as well as providing updates. Through December 31, 2023, we have submitted requests totaling $1.2 million of reimbursements under this grant, all of which have been received. Although we are working diligently to meet the requirements of the grant, there is no guarantee we will be able to do so.

Commitment and Contingencies

Leases

For the year ending December 31, 2024, the lease payments will be $1.2 million. Further information on the leases can be found in Note 6 of the Financial Statements.

Purchase Orders

We regularly enter into purchase obligations with vendors and service providers, which represent expected payments and commitments during the normal course of our business. These purchase obligations are generally cancellable with or without notice and without penalty, although certain vendor agreements provide for cancellation fees or penalties. As of May 24, 2024, we had approximately $11.0 million in open purchase orders.

License Agreement

On January 13, 2022, we entered into a Technology License Agreement (“TLA”) with Chery. This enables us to obtain a non-transferable license to use Chery’s automobile parts technology, related technological know-how, and data. In consideration, we agreed to pay license fee in two parts: i) fixed fee of $2 million in cash paid in four installments of $0.5 million each upon execution of the TLA and Parts Supply Agreement after delivery of first batch; and ii) fixed amount royalties based on wholesale unit of vehicles containing parts sourced from Chery.

Further, we agreed to issue shares of Class B Non-Voting Common Stock in an amount equivalent to $8.0 million, in four installments corresponding with the milestones set out in the TLA. We have the right of first refusal to repurchase shares on the same terms.

Through December 31, 2023, we paid $1.0 million of the fixed license fee and issued 434,782 shares of Class B Common stock equivalent to $4.0 million to Chery. During the year ended December 31, 2023, we amended the TLA to be limited to a fixed fee of $1 million in cash (the amount previously paid) and shares of Class B Non-Voting Common Stock in an amount equivalent to $5.0 million, in two remaining installments corresponding with the milestones set out in the TLA. We have rights of first refusal to repurchase Chery’s shares should they decide to sell or transfer them to another shareholder.

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Trend Information

In 2023, we engaged with many new partners to supply validated production parts. In addition to our engagement with these partners, we will also engage with validation and durability testing partners to assure the reliability of our production intent design. Our marketing team will be actively engaging with the public to educate them on our brand proposition and to garner as many vehicle orders as possible. These orders help us determine our production mix and the speed at which we need to ramp our production numbers. As a result of the above, the company will experience increased spending on production equipment and tooling.

We operate in an industry that is sensitive to political and regulatory uncertainty, including with respect to trade and the environment, all of which can be compounded by inflationary pressures, rising energy prices and increases in interest rates. For example, in the earlier part of 2022, the automotive industry in general experienced part shortages and supplier disruptions. As the year progressed, inflationary pressures increased across the markets in which we operate. In an effort to curb this trend, central banks in developed countries raised interest rates rapidly and substantially, impacting the capital markets and the ability of EV companies to raise necessary funding. Further, sales of vehicles in the automotive industry also tend to be cyclical in many markets, which may expose us to increased volatility as we expand and adjust our operations. Moreover, as additional competitors enter the marketplace and help bring the world closer to sustainable transportation, we will have to adjust and continue to execute well to maintain our momentum. These macroeconomic and industry trends will likely have an impact on the pricing of, and order rate for our vehicles, and we will continue to adjust accordingly to such developments.

In 2024, Aptera Motors expanded its market reach by entering the United Arab Emirates (UAE). Additionally, the company continues to take steps required to produce its vehicle, specifically to date in 2024:

●	Aptera received its first production body at its San Diego headquarters, enabling the finalization of design and preparation for production-intent builds.
●	The company formed a strategic alliance with CTNS to develop and manufacture battery packs, accelerating their battery program and establishing a production line in Carlsbad, California.
●	Aptera has completed its full set of production body tooling and run its first set of 16 parts off each new tool with its production partner in Italy, CPC.
●	The vehicle has been released for production intent builds for validation and durability testing.
●	Aptera has successfully completed the design and validation of its battery management system (BMS), a critical component ensuring the safety and efficiency of its solar electric vehicles.

The company is currently accepting deposits for pre-orders of $100. These deposits are fully refundable. To date, our cancellation rate on these preorders is under 5%. As of May 24, 2024, we have 48,000 preorders.

Our estimated first deliveries on these pre-orders is in 2025. The company anticipates producing 20,000 cars a year by 2026. Our ability to enter production is conditioned on raising a significant amount of capital, closing a significant number of our preorders, availability of materials and goods necessary to produce the vehicles, availability of manufacturing facilities, and uninterrupted supply chains as well as any risks inherent in manufacturing at scale and bringing a new product to market.

We are intending to register our shares under the Exchange Act. In preparing to become a reporting company and once we become a reporting, we anticipate higher internal costs related to the increased administrative burden as well as higher professional fees.

RELATED PARTY TRANSACTIONS

None.

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RECENT OFFERINGS OF SECURITIES

We have made the following offerings of securities within the last three years*:

●	From May of 2019 through April 2021, the company sold 52,634,820 shares of Class A Common Stock in reliance on Section 4(a)(2) of the Securities Act, for consideration of approximately $4.5 million. The proceeds were used for working capital.
●	From January 2021 through February 2021, the company sold SAFE Agreements in reliance on Regulation Crowdfunding of the Securities Act for consideration of approximately $0.6 million. The proceeds of these offerings were used for working capital.
●	From February 2021 through December 31, 2021, the company sold SAFE Agreements in reliance on Regulation D of the Securities Act for consideration of approximately $1.7 million. The proceeds of this offering were used for working capital.
●	For the year ended December 31, 2021 in our Regulation A offering which commenced on May 19, 2021, the company sold 5,271,841 shares of Class B Common Stock in reliance on Regulation A of the Securities Act for consideration of approximately $28 million. The proceeds of this offering were used for working capital. During the year ended December 31, 2021, the company sold 3,105,881 shares of Class A Common Stock in reliance on Section 4(a)(2) of the Securities Act, for consideration of approximately $5.4 million. The proceeds were used for working capital.
●	In 2021, the company sold 26,316 shares of Class B Common Stock in reliance on Section 4(a)(2) of the Securities Act, to certain service providers for $100 thousand of services performed.
●	During the year ended December 31, 2022, the company issued 1,159,092 shares of our Class A Common Stock in reliance on Section 4(a)(2) of the Securities Act, for consideration of approximately $10.2 million. The proceeds were used for working capital.
●	In 2021, the company sold 251,087 shares of Class A Common Stock in reliance on Section 4(a)(2) of the Securities Act, for a value of approximately $2.3 million related to an acquisition.
●	For the year ended December 31, 2022, in our Regulation A offering the company sold 3,116,400 shares of Class B Common Stock in reliance on Regulation A of the Securities Act for consideration of approximately $28.7 million. The proceeds of this offering were used for working capital.
●	In 2022, the company sold 448,315 shares of Class B Common Stock in reliance on Section 4(a)(2) of the Securities Act, to certain service providers for approximately $6.0 million of services performed.
●	During the year ended December 31, 2022, the company issued SAFE Agreements in the amount of $80 thousand in reliance on Section 4(a)(2) of the Securities Act to certain of our service providers d.
●	In 2022, the company sold 77,079 shares of Series B-1 Preferred Stock in reliance on Regulation D of the Securities Act, to certain investors for $709 thousand. The proceeds were used for working capital.
●	For the year ended December 31, 2023, in our Regulation A offering the company sold 3,230,147 shares of Class B Common Stock in reliance on Regulation A of the Securities Act for consideration of approximately $33.9 million. The proceeds of this offering were used for working capital.
●	In 2023, the company sold 208,028 shares of Class B Common Stock in reliance on Section 4(a)(2) of the Securities Act, to certain service providers for approximately $2.3 million of services performed.
●	From January 1, 2024 through May 19, 2024, the company sold 864,580 shares of Class B Common Stock in our Regulation A and Regulation D offerings for consideration of approximately $9.1 million. The proceeds of this offering were used for working capital.

*the number of shares is described on a post-split basis.

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SECURITIES BEING OFFERED AND RIGHTS OF THE SECURITIES OF THE COMPANY

The following descriptions summarize important terms of our capital stock. This summary reflects Aptera’s Amended and Restated Certificate of Incorporation and does not purport to be complete and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and the Amended and Bylaws, which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description Aptera’s capital stock, you should refer to our Amended and Restated Certificate of Incorporation and our Bylaws and applicable provisions of the Delaware General Corporation Law.

General

Aptera is offering Class B Common Stock in this offering. The authorized capital stock of the company consists of 305,000,000 shares of Common Stock, par value $0.0001 per share, 190,000,000 of which shares are designated as “Class A Common Stock” and 115,000,000 of which shares are designated as “Class B Common Stock” and 31,304,495, par value $0.0001 per share (the “Preferred Stock”), 217,391 of which shares are designated as “Series B-1-A Preferred Stock,” 379,774 of which shares are designated as “Series B-1-B Preferred Stock,” 4,234,991 of which shares are designated as “Series B-1-C Preferred Stock,” 772,597 of which shares are designated as “Series B-1-D Preferred Stock,” 4,618,667 of which shares are designated as “Series B-1-E Preferred Stock,” 1,071,984 of which shares are designated as “Series B-1-F Preferred Stock,” and 9,091 of which shares are designated as “Series B-1-G Preferred Stock,” (the Series B-1-A Preferred Stock, Series B-1-B Preferred Stock, Series B-1-C Preferred Stock, Series B-1-D Preferred Stock, Series B-1-E Preferred Stock, Series B-1-F Preferred Stock, and Series B-1-G Preferred Stock, collectively, the “Series B-1 Preferred Stock”).

As of May 24, 2024 the company has the following outstanding securities:

●	55,460,996 shares of Class A Common Stock
●	12,988,919 shares of Class B Common Stock
●	77,079 shares of Series B-1-A Preferred Stock
●	379,774 shares of Series B-1-B Preferred Stock
●	4,234,991 shares of Series B-1-C Preferred Stock
●	772,597 shares of Series B-1-D Preferred Stock
●	4,618,667 shares of Series B-1-E Preferred Stock
●	1,071,984 shares of Series B-1-F Preferred Stock
●	9,091 shares of Series B-1-G Preferred Stock

In addition to the Series B-1 Preferred Stock, 20,000,000 shares of Preferred Stock may be issued from time to time in one or more series by a resolution of the Board of Directors.

In June 2021, the Company adopted a Stock Option and Incentive Plan known as the Company’s “2021 Stock Option and Incentive Plan” (the “Plan”). The number of shares of common stock that remain available for issuance under the Plan, was 7,653,396 as of May 24, 2024.

Common Stock

Class B Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class A Common Stock; except that our Class B Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law.

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Voting Rights

Our Class B Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. In such case, holders of Class B Common Stock may vote with holders of Series B-1 Preferred Stock on an as converted basis. Delaware law would permit holders of Class B Common Stock to vote, with one vote per share, on a matter if we were to:

●	change the par value of the common stock; or
●	amend our certificate of incorporation to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class B Common Stock.

In addition, Delaware law would permit holders of Class B Common Stock to vote separately, as a single class, if an amendment to our certificate of incorporation would adversely affect them by altering the powers, preferences, or special rights of the Class B Common Stock, but not the Class A Common Stock. As a result, in these limited instances, the holders of a majority of the Class B Common Stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of our certificate of incorporation provided for the Class B Common Stock to rank junior to the Class A Common Stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B Common Stock, with each share of Class B Common Stock entitled to one vote per share. In this instance, the holders of a majority of Class B Common Stock could defeat that amendment to our certificate of incorporation.

Our certificate of incorporation provides that the number of authorized shares of common stock or any class of common stock, including our Class B Common Stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock. As a result, the holders of a majority of the outstanding Class A Common Stock can approve an increase or decrease in the number of authorized shares of Class B Common Stock without a separate vote of the holders of Class B Common Stock. This could allow us to increase and issue additional shares of Class B Common Stock beyond what is currently authorized in our certificate of incorporation without the consent of the holders of our Class B Common Stock.

Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Election of Directors

The holders of the Class A Common Stock shall be entitled to elect, remove and replace all directors of the company.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Series B-1 Preferred Stock), The holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

Subject to preferences that may be applicable to any then outstanding class of capital stock having prior rights to dividends (including the company’s Series B-1 Preferred Stock), In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A and Class B Common Stock, treated as a single class.

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Conversion Rights

Each share of Class A Common Stock is convertible at any time at the option of the holder into one share of Class B Common Stock.

On any transfer of shares of Class A Common Stock, whether or not for value, each such transferred share will automatically convert into one share of Class B Common Stock, except for certain transfers described in our certificate of incorporation, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

Right of First Refusal

25,460,996 shares of the company’s Class A Common Stock are subject to transfer restrictions . Should the holders of those shares wish to sell or transfer their securities, except under certain limited circumstances, the company has a right of first refusal to purchase those shares.

Other Rights

Holders of Aptera’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Aptera’s Class A or Class B Common Stock.

Preferred Stock

We have authorized the issuance of seven series of Preferred Stock, designated Series B-1-A Preferred Stock, Series B-1-B Preferred Stock, Series B-1-C Preferred Stock, Series B-1-D Preferred Stock, Series B-1-E Preferred Stock, Series B-1-F Preferred Stock and Series B-1-G Preferred Stock. Collectively, the Series B-1 Preferred Stock enjoy substantially similar rights, preferences, and privileges.

In addition, our board of directors will have the authority, without further action by our stockholders, to designate and issue shares of Preferred Stock in one or more series. Our board of directors may also designate the rights, preferences and privileges of the holders of each such series of Preferred Stock, any or all of which may be greater than or senior to those granted to the holders of Common Stock. Though the actual effect of any such issuance on the rights of the holders of Common Stock will not be known until such time as our board of directors determines the specific rights of the holders of Preferred Stock, the potential effects of such an issuance include:

●	diluting the voting power of the holders of common stock; reducing the likelihood that holders of common stock will receive dividend payments;
●	reducing the likelihood that holders of common stock will receive payments in the event of our liquidation, dissolution, or winding up; and
●	delaying, deterring, or preventing a change-in-control or other corporate takeover.

Series B-1 Preferred Stock Dividend Rights

Holders of Series B-1 Preferred Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds. Holders of Preferred Stock are entitled to at least their share proportionally (calculated on an as-converted to Common Stock basis) in any dividends paid to the holders of Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

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Voting Rights

Each holder of Series B-1 Preferred Stock is entitled to one vote for each share of Class B Common Stock issuable upon conversion of the Preferred Stock at the then-effective conversion rate. Fractional votes are not permitted and if the conversion results in a fractional share, it will be rounded to the closest whole number.

Each holder of Series B-1 Preferred Stock will enter into a Voting Agreement under which to the extent they are entitled to vote provides for that each holder shall vote, or cause to be voted, at a regular or special meeting of stockholders (or by written consent) all shares of Series B-1 Preferred Stock owned by such holder (or as to which such holder has voting power):

●	to ensure that the size of the Board shall be set and remain at such level as approved by the Board.
●	to elect such directors as are approved by the Board in any election of directors of the Company.
●	to vote all shares in accordance with the recommendations of the Board, on all matters submitted to a vote or consent of stockholders, including with respect to any amendments to the Voting Agreement or purchase agreement relating to the issuance of the such Preferred Stock.
●	to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series B-1 Preferred Stock outstanding at any given time.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, holders of Series B-1 Preferred Stock are entitled to liquidation preference superior to holders of Common Stock. Liquidation distributions will be paid ratably with each other in proportion to their liquidation preference. Holders of Series B-1 Preferred Stock will be entitled to receive the greater of (i) an amount per share equal to the sum of the applicable Original Issue Price (as defined below) for such series of Series B-1 Preferred Stock, plus declared but unpaid dividends on such share or (ii) the amount such holder would have received if the shares were converted to Common Stock immediately prior to the liquidation event. “Original Issue Price” shall mean (i) $9.2000 per share for each share of the Series B-1-A Preferred Stock, (ii) $0.2185 per share for each share of the Series B-1-B Preferred Stock, (iii) $0.2427 per share for each share of the Series B-1-C Preferred Stock, (iv) $0.3851 per share for each share of the Series B-1-D Preferred Stock, (v) $0.4279 per share for each share of the Series B-1-E Preferred Stock, (v) $0.4855 per share for each share of the Series B-1-F Preferred Stock, and (vi) $8.8000 per share for each share of the Series B-1-G Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Series B-1 Preferred Stock).

Conversion Rights

Series B-1 Preferred Stock is convertible into Class B Common Stock voluntarily and automatically. Each share of Series B- Preferred Stock is convertible at the option of the holder of the share at any time prior to the closing of a liquidation event. Each share of Series B-1 Preferred Stock is currently convertible into one share of Class B Common Stock, but such conversion rate may be adjusted pursuant to the anti-dilution rights of the Preferred Stock set forth in Section 4(d) of the Amended Certificate of Incorporation.

Additionally, each share of the Preferred Stock will automatically convert into Class B Common Stock (i) the closing of this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, that results in at least $75,000,000 of gross proceeds to this corporation (a “Qualified Public Offering”), following which, this corporation’s shares are listed for trading on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis). Series B-1 Preferred Stock converts into the same number of shares of Common Stock regardless of whether converted automatically or voluntarily.

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All Classes of Stock

Drag-Along Rights

Our bylaws contain a drag-along provision. If the Board of Directors receives and accepts a bona fide written offer to engage in a sale of the company, or agrees to a liquidation or winding down of the company, in one transaction or a series of related transactions, stockholders will be required to sell their shares at the price offered or otherwise participate in such transaction even if they don’t want to sell their shares at that price or participate in the transaction. Specifically, investors will be forced to sell their stock in that transaction regardless of whether they believe the transaction is the best or highest value for their shares, and regardless of whether they believe the transaction is in their best interests.

Voting Rights

Our Class B Common Stock is non-voting and is not entitled to any votes on any matter that is submitted to a vote of our stockholders, except as required by Delaware law. Delaware law would permit holders of Class B Common Stock to vote, with one vote per share, on a matter if we were to:

●	change the par value of the common stock; or
●	amend our certificate of incorporation to alter the powers, preferences, or special rights of the common stock as a whole in a way that would adversely affect the holders of our Class B Common Stock.

In addition, Delaware law would permit holders of Class B Common Stock to vote separately, as a single class, if an amendment to our certificate of incorporation would adversely affect them by altering the powers, preferences, or special rights of the Class B Common Stock, but not the Class A Common Stock. As a result, in these limited instances, the holders of a majority of the Class B Common Stock could defeat any amendment to our certificate of incorporation. For example, if a proposed amendment of our certificate of incorporation provided for the Class B Common Stock to rank junior to the Class A Common Stock with respect to (i) any dividend or distribution, (ii) the distribution of proceeds were we to be acquired, or (iii) any other right, Delaware law would require the vote of the Class B Common Stock, with each share of Class B Common Stock entitled to one vote per share. In this instance, the holders of a majority of Class B Common Stock could defeat that amendment to our certificate of incorporation.

Our certificate of incorporation provides that the number of authorized shares of common stock or any class of common stock, including our Class B Common Stock, may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock. As a result, the holders of a majority of the outstanding Class A Common Stock can approve an increase or decrease in the number of authorized shares of Class B Common Stock without a separate vote of the holders of Class B Common Stock. This could allow us to increase and issue additional shares of Class B Common Stock beyond what is currently authorized in our certificate of incorporation without the consent of the holders of our Class B Common Stock.

Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

Election of Directors

The holders of the Class A Common Stock shall be entitled to elect, remove and replace all directors of the company.

Dividend Rights

The holders of the Class A Common Stock and the Class B Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

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Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A and Class B Common Stock, treated as a single class.

Conversion Rights

Each share of Class A Common Stock is convertible at any time at the option of the holder into one share of Class B Common Stock.

On any transfer of shares of Class A Common Stock, whether or not for value, each such transferred share will automatically convert into one share of Class B Common Stock, except for certain transfers described in our certificate of incorporation, including certain transfers for tax and estate planning purposes, transfers approved by our Board, and transfers to certain family members.

Right of First Refusal

25,460,996 of the company’s Class A Common Stock are subject to transfer restrictions. Should the holders of those shares wish to sell or transfer their securities, except under certain limited circumstances, the company has a right of first refusal to purchase those shares.

Other Rights

Holders of Aptera’s Class A and Class B Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Aptera’s Class A or Class B Common Stock.

What it Means to be a Minority Holder

As an investor in Class B Common Stock of the company, you will not have any rights in regard to the corporate actions of the company, including additional issuances of securities, company repurchases of securities, a sale of the company or its significant assets, or company transactions with related parties.

Transferability of securities

For a year, the securities can only be resold:

●	In an IPO or other public offering registered with the SEC;
●	To the company;
●	To an accredited investor; and
●	To a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Transfer Agent

The company has selected Computershare, an SEC-registered securities transfer agent, to act as its transfer agent. They will be responsible for keeping track of who owns the company’s securities.

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DILUTION

Investors should understand the potential for dilution. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2023 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2024 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the aggregate total amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Valuation

As discussed in “Dilution” above, the valuation of the company will determine the amount by which the investor’s stake is diluted in the future. An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is immediately diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

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There are several ways to value a company, and none of them is perfect and all of them involve a certain amount of guesswork. The same method can produce a different valuation if used by a different person.

Liquidation Value — The amount for which the assets of the company can be sold, minus the liabilities owed, e.g., the assets of a bakery include the cake mixers, ingredients, baking tins, etc. The liabilities of a bakery include the cost of rent or mortgage on the bakery. However, this value does not reflect the potential value of a business, e.g., the value of the secret recipe. The value for most startups lies in their potential, as many early-stage companies do not have many assets (they probably need to raise funds through a securities offering in order to purchase some equipment).

Book Value — This is based on analysis of the company’s financial statements, usually looking at the company’s balance sheet as prepared by its accountants. However, the balance sheet only looks at costs (i.e., what was paid for the asset), and does not consider whether the asset has increased in value over time. In addition, some intangible assets, such as patents, trademarks or trade names, are very valuable but are not usually represented at their market value on the balance sheet.

Earnings Approach — This is based on what the investor will pay (the present value) for what the investor expects to obtain in the future (the future return), taking into account inflation, the lost opportunity to participate in other investments, the risk of not receiving the return. However, predictions of the future are uncertain and valuation of future returns is a best guess.

Different methods of valuation produce a different answer as to what your investment is worth. Typically, liquidation value and book value will produce a lower valuation than the earnings approach. However, the earnings approach is also most likely to be risky as it is based on many assumptions about the future, while the liquidation value and book value are much more conservative.

Future investors (including people seeking to acquire the company) may value the company differently. They may use a different valuation method, or different assumptions about the company’s business and its market. Different valuations may mean that the value assigned to your investment changes. It frequently happens that when a large institutional investor such as a venture capitalist makes an investment in a company, it values the company at a lower price than the initial investors did. If this happens, the value of the investment will go down.

How we determined the offering price

The offering price for our current offering was determined based on the following information:

The company relied on its own internal valuations from a previous offering to determine the offering price.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies.”

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our shareholders could receive less information than they might expect to receive from more mature public companies.

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REGULATORY INFORMATION

Disqualification

Neither the company nor any of its officers or managing members are disqualified from relying on Regulation Crowdfunding.

Annual reports

The company is required to file a report electronically with the SEC annually and post the report on its website no later than 120 days after its fiscal year end (December 31). Once posted, the annual report may be found on the company’s website at https://invest.aptera.us/ ..

The company must continue to comply with the ongoing reporting requirements until:

(1) it is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;

(2) it has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than three hundred holders of record and has total assets that do not exceed $10,000,000;

(3) it has filed at least three annual reports pursuant to Regulation Crowdfunding;

(4) it or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or

(5) it liquidates or dissolves its business in accordance with state law.

Compliance failure

The company is currently compliant with their ongoing reporting obligations; however, the company previously filed its annual report for the fiscal year ending on December 31, 2019 late.

Regulation A filings

The company also makes filings under Regulation A under the Securities Act. You can find those filings, including exhibits such as corporate documents and material contracts, at www.sec.gov.

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ISSUANCE EXPRESS INVESTING PROCESS

Information Regarding Length of Time of Offering

Investment Cancellations: Investors will have up to 48 hours prior to the end of the offering period to change their minds and cancel their investment commitments for any reason. Once the offering period is within 48 hours of ending, investors will not be able to cancel for any reason, even if they make a commitment during this period.

Notifications: Investors will receive periodic notifications regarding certain events pertaining to this offering, such as the company reaching its offering target, the company making an early closing, the company making material changes to its Form C, and the offering closing at its target date.

Material Changes: Material changes to an offering include but are not limited to:

A change in minimum offering amount, change in security price, change in management, etc. If an issuing company makes a material change to the offering terms or other information disclosed, including a change to the offering deadline, investors will be given five business days to reconfirm their investment commitment. If investors do not reconfirm, their investment will be cancelled, and the funds will be returned.

Rolling and Early Closings: The company may elect to undertake rolling closings, or an early closing after it has received investment interests for its target offering amount. During a rolling closing, those investors that have committed funds will be provided five days’ notice prior to acceptance of their subscriptions, release of funds to the company, and issuance of securities to the investors. During this time, the company may continue soliciting investors and receiving additional investment commitments. Investors should note that if investors have already received their securities, they will not be required to reconfirm upon the filing of a material amendment to the Form C. In an early closing, the offering will terminate upon the new target date, which must be at least five days from the date of the notice.

Investor Limitations

Investors are limited in how much they can invest on all crowdfunding offerings during any 12-month period. The limitation on how much they can invest depends on their net worth (excluding the value of their primary residence) and annual income. If either their annual income or net worth is less than $124,000, then during any 12-month period, they can invest up to the greater of either $2,500 or 5% of the greater of their annual income or Net worth. If both their annual income and net worth are equal to or more than $124,000, then during any 12-month period, they can invest up to 10% of annual income or net worth, whichever is greater, but their investments cannot exceed $124,000. If the investor is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act, as amended, no investment limits apply.

Updates

Information regarding updates to the offering and to subscribe can be found here, issuanceexpress.com/aptera-regcf .

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EXHIBIT LIST

Exhibit A	Audited Financial Statements
Exhibit B	Certificate of Incorporation
Exhibit C	Bylaws
Exhibit D	Subscription Agreement
Exhibit E	Offering Page*
Exhibit F	Video Transcript

* To be filed by Amendment

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